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                           CERTIFICATE OF CORRECTION
                             BEING FILED TO CORRECT
                               CERTAIN ERRORS IN
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                             EURONET SERVICES INC.

     Euronet Services Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the Corporation), does hereby certify the following:

FIRST:    The name of the Corporation is:

                             Euronet Services Inc.

SECOND: The Certificate of Incorporation (the Certificate) was filed by the Secretary of State of the State of Delaware on December 13, 1996 and the Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD:    The Certificate incorrectly stated Article FOURTH (a) as follows:

          FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Million Shares (40,000,000) shares consisting of:

                         1. Ten Million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock");

                         2. Thirty Million (30,000,000) shares of common stock, with a par value of one cent ($.01) per share ("Common Shares");

          The foregoing Article FOURTH (a) was erroneously stated since the par value of the stock is incorrect.

FOURTH: The inaccuracy of the Certificate is hereby corrected, by deleting the present Article FOURTH (a) and inserting a new Article FOURTH (a) as follows:

          FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Million Shares (40,000,000) shares consisting of:




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                         1.   Ten Million ($10,000,000) shares of preferred
                    stock, par value two cents ($.02) per share (the "Preferred Stock");

                         2. Thirty Million (30,000,000) shares of common stock, with a par value of two cents ($.02) per share ("Common Shares");


     IN WITNESS WHEREOF, this Certificate of Correction is executed on this 4th day of March, 1997, by the Secretary of the Corporation in accordance with
Section 103(a)(2) of the General Corporation Law of the State of Delaware.


                                            Jeffrey B. Newman

                                            Jeffrey B. Newman, Secretary